Filed Pursuant to Rule 424(b)(3) and (c)

File No. 333-126573

Prospectus Supplement

(To Prospectus dated December 1, 2005)

2,306,259 Shares

STRATEGIC HOTEL CAPITAL, INC.

COMMON STOCK

This prospectus supplement supplements the prospectus, dated December 1, 2005, of Strategic Hotel Capital, Inc. relating to the resale by selling stockholders of our common stock. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supercedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of the prospectus.

Shares of our common stock are listed on the New York Stock Exchange under the symbol “SLH”. On January 19, 2006, the last reported sales price of our common stock on the New York Stock Exchange was $21.31 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 23, 2006

The information set forth on page 48 of the prospectus under the caption “Selling Stockholders” is amended and restated to include the following stockholders:

SELLING STOCKHOLDERS

The selling stockholders identified in the table below received shares of our common stock registered pursuant to this registration statement upon the redemption and exchange of units of non-managing member limited liability company interests, or OpCo Units, in our operating company, Strategic Hotel Funding, L.L.C. The selling stockholders identified in the table below received shares of common stock as transferees pursuant to a partnership distribution or other non-sale related transfer by the holders of OpCo Units who were entitled to receive shares of our common stock in exchange for the redemption of their OpCo Units and were originally identified as selling stockholders in the prospectus.

The following table sets forth, as of the date of this prospectus: (i) the name of each selling stockholder; (ii) the number of shares of common stock beneficially owned by each selling stockholder; (iii) the number of shares of common stock that may be offered for the account of each selling stockholder; and (iv) the number and percentage of shares of common stock that will be beneficially owned by each selling stockholder following the offering to which this prospectus supplement relates. The information with respect to ownership after the offering assumes the sale of all of the shares offered and no purchases of additional shares. The information is based on information provided by or on behalf of the selling stockholders.

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. The selling stockholders may offer all or part of the shares covered by this prospectus supplement at any time or from time to time.

Name	Total Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Total Number of Shares of Common Stock that may be Offered for the Account of the Selling Stockholder	Total Number of Shares of Common Stock to be Beneficially Owned after this Offering	Percentage of Shares of Common Stock to be Beneficially Owned after this Offering
PSERS & Co.	503,713	503,713	—	—%
AI Shin Co. Ltd.	18,098	18,098	—	—%
Adams Charitable Foundation	18,098	18,098	—	—%
Alissa Investment	47,965	47,965	—	—%
Charles T. Bauer	7,240	7,240	—	—%
Beaford Ltd.	7,240	7,240	—	—%
Trustees of the Estate of Bernice Pauahi Bishop	72,396	72,396	—	—%
Bracknell Investments Limited	1,810	1,810	—	—%
Brookside Capital Partners Fund LP	159,885	159,885	—	—%
Bywell Holdings Limited	14,479	14,479	—	—%
The Chazen Foundation	15,989	15,989	—	—%
Kay Dymock	13,900	13,900	—	—%
Enlightenment Partners	31,977	31,977	—	—%
Fortaleza Inc.	7,240	7,240	—	—%

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Name	Total Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Total Number of Shares of Common Stock that may be Offered for the Account of the Selling Stockholder	Total Number of Shares of Common Stock to be Beneficially Owned after this Offering	Percentage of Shares of Common Stock to be Beneficially Owned after this Offering
Framwell Investments Limited	7,240	7,240	—	—%
Gardenia LLC	111,919	111,919	—	—%
Dr. Bernd Grimm	7,240	7,240	—	—%
Hamblin Family 1997 Charitable Trust FBO Patricia H. Hamblin	7,240	7,240	—	—%
Hamblin Family 1997 Charitable Trust FBO Roger W. Hamblin	7,240	7,240	—	—%
Jade Glass Invest Limited	1,448	1,448	—	—%
Jalelapu Ltd.	7,240	7,240	—	—%
Jannemarie Overseas Corp.	7,240	7,240	—	—%
Tateko Konishi	7,240	7,240	—	—%
Lauer & Co. Agent for Mabel Pew Myrin Trust	14,390	14,390	—	—%
Lauer & Co. Agent for the J H Pew Freedom Trust	22,384	22,384	—	—%
Lauer & Co. Agent for the Pew Memorial Trust	111,919	111,919	—	—%
Lauer & Co. Agent for J N Pew JR Memorial Trust	11,192	11,192	—	—%
David R J Lester	7,240	7,240	—	—%
Alasdair J D Locke	15,989	15,989	—	—%
Longue Vue Partners	15,989	15,989	—	—%
Pragman Ltd.	17,422	17,422	—	—%
Mahapif	7,240	7,240	—	—%
David Mandelbaum	10,860	10,860	—	—%
Marietta Finance Limited	7,240	7,240	—	—%
Menaben International SA	13,821	13,821	—	—%
The Nill 1995 Investment LP	47,965	47,965	—	—%
Parve SA	7,240	7,240	—	—%
Peekay Intermark Ltd.	7,240	7,240	—	—%
Permalon Ltd.	7,240	7,240	—	—%
Reggia Trading Corp.	7,240	7,240	—	—%
Renstone Investments Limited	7,240	7,240	—	—%
Rockside Foundation	7,240	7,240	—	—%
Lucia Romano	7,240	7,240	—	—%

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Name	Total Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Total Number of Shares of Common Stock that may be Offered for the Account of the Selling Stockholder	Total Number of Shares of Common Stock to be Beneficially Owned after this Offering	Percentage of Shares of Common Stock to be Beneficially Owned after this Offering
Sankaty High Yield Asset Partners LP	159,885	159,885	—	—%
SCPG Holdings Private Limited.	481,418	481,418	—	—%
Serapis Ltd.	15,989	15,989	—	—%
Shiel CV	7,240	7,240	—	—%
Shin Nihon Jitsugyo Co. Ltd.	18,099	18,099	—	—%
Sirok CV	7,240	7,240	—	—%
Solar Group SA	3,620	3,620	—	—%
Consuelo Canales Devaldes	7,240	7,240	—	—%
The William J. Von Liebig Foundation	18,421	18,421	—	—%
Wells Park Enterprises Ltd.	31,977	31,977	—	—%
Wilbranch & Co.	11,109	11,109	—	—%
Zayucel Ltd.	39,971	39,971	—	—%
Telyn Limited	13,821	13,821	—	—%
Oceana Retail Holdings Limited	14,479	14,479	—	—%
Alissa Investment N/A	26,247	26,247	—	—%
The Rose Foundation	8,749	8,749	—	—%
Brenda Baker	18	18	—	—%
Mike Damitio	87	87	—	—%
Vern Deming	521	521	—	—%
Tanya Geller	35	35	—	—%
Steven Kisielica	695	695	—	—%
Christine Moos	35	35	—	—%
Michael Nelson	174	174	—	—%
David Sims	521	521	—	—%
Mary Ellen Viskocil	260	260	—	—%

S-4